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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13D-1(B), (C) AND (D)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                         The Immune Response Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.0025 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45252T10
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 26, 2002
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 339099103                    13G                 Page  2  of  5  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Trinity Medical Group USA, Inc.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Florida
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 2,000,000
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  2,000,000
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,000,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%

--------------------------------------------------------------------------------

   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 339099103                    13G                 Page  3  of  5  Pages

--------------------------------------------------------------------------------

ITEM 1.

(a)  Name of Issuer:

     The Immune Response Corporation

(b)  Address of Issuer's Principal Executive Offices:

     The Immune Response Corporation
     5935 Darwin Court
     Carlsbad, CA 92008

ITEM 2.

(a)  Name of Person Filing:

     Trinity Medical Group USA, Inc.

(b)  Address of Principal Business Office or, if none, Residence:

     Trinity Medical Group USA, Inc.
     30021 Tomas Street
     Suite 300
     Rancho Santa Margarita, CA 92688

(c)  Citizenship:

     Florida

(d)  Title of Class of Securities:

     Common Stock, par value $.0025 per share

(e)  CUSIP Number:

     45252T10

CUSIP No. 339099103                    13G                 Page  4  of  5  Pages

--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4. OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned: 2,00,000 shares.

(b)  Percent of class: 5.1%

(c)  Number of shares as to which the person has:

     (i)   Sole power to vote or to direct the vote: 2,000,000.

     (ii)  Shared power to vote or to direct the vote: None.

     (iii) Sole power to dispose or to direct the disposition of: 2,000,000.

     (iv)  Shared power to dispose or to direct the disposition of: None.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

CUSIP No. 339099103                    13G                 Page  3  of  5  Pages

--------------------------------------------------------------------------------

ITEM 10. CERTIFICATION

Certification pursuant toss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               August 7, 2002
                                        ----------------------------------------
                                                      Date


                                        TRINITY MEDICAL GROUP USA, INC.

                                        By: /s/ Gary E. Wilson
                                        ----------------------------------------
                                                    Signature


                                        Gary E. Wilson, Chief Financial Officer
                                        ----------------------------------------
                                                    Name/Title